EXHIBIT 99.1

CONTACT:	Corporate Communications 404-715-2554 Investor Relations 404-715-2170

Delta, Northwest Stockholders Approve Merger to Create Premier Global Airline

ATLANTA, Sept. 25, 2008 – Delta Air Lines (NYSE: DAL) and Northwest Airlines (NYSE: NWA) today announced that their respective stockholders have overwhelmingly approved the pending merger between the two companies.  Delta stockholders approved the issuance of 1.25 shares of Delta common stock for each outstanding share of Northwest stock to be distributed upon closing of the merger, expected later this year. The proposal was approved by approximately 99 percent of the votes cast by Delta stockholders. More than 98 percent of the votes cast by Northwest stockholders were voted in favor of the merger.
           Delta stockholders also approved an amendment to Delta’s broad-based employee compensation program that will allow the company to distribute equity to U.S.-based employees of the combined company shortly after the merger closes. This amendment was approved by approximately 92 percent of the shares of Delta common stock voting on the proposal.
“We appreciate that stockholders recognize the benefits the Delta-Northwest merger will offer our company, customers, employees, and the communities we serve. This is another milestone toward completing a merger that brings together two unique airlines with complementary strengths that will offer unmatched global service,” said Richard Anderson, CEO of Delta.
“Providing both Delta and Northwest employees with the ability to share in the benefits of the merger from the beginning is a prime example of the Delta Difference,” Anderson said. “By distributing equity to our employees we’re not only recognizing the critical role employees will play in successfully integrating two customer-focused companies, we’re also making good on a longstanding commitment that our employees will share in the success their hard work makes possible.”
Delta in April announced that it is combining with Northwest in an all-stock transaction to create a premier global airline that will be unmatched in the scope and level of services it offers customers. The new company will be called Delta and will be headquartered in Atlanta. The combined company and its regional partners will provide customers access to more than 390 destinations in 67 countries. Together, Delta and Northwest will have more than $35 billion in aggregate annual revenues, operate a mainline fleet of nearly 800 aircraft, employ approximately 75,000 people worldwide, and have one of the strongest balance sheets in the industry. The merger is subject to the approval of the U.S. Department of Justice, which is expected by the end of the year. Delta and Northwest received unconditional clearance from the European Commission on the airlines’ proposed merger on Aug. 6, 2008.

EXHIBIT 99.1

Delta Air Lines operates service to more worldwide destinations than any airline with Delta and Delta Connection flights to 290 destinations in 60 countries. Delta has added more international capacity than any major U.S. airline during the last two years and is the leader across the Atlantic with flights to 44 trans-Atlantic markets. To Latin America and the Caribbean, Delta offers 288 weekly flights to 42 destinations. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 16,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 500 worldwide destinations in 105 countries. Customers can check in for flights, print boarding passes, check bags and flight status at delta.com.

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,’ “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements include, without limitation, Delta’s and Northwest’s expectations with respect to the synergies, costs and charges, capitalization and anticipated financial impacts of the merger transaction and related transactions; the satisfaction of the closing conditions to the merger transaction and related transactions; and the timing of the completion of the merger transaction and related transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside our control and difficult to predict.  Factors that may cause such differences include, but are not limited to, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, due to, among other things, (1) the airline pricing environment; (2) competitive actions taken by other airlines; (3) general economic conditions; (4) changes in jet fuel prices; (5) actions taken or conditions imposed by the United States and foreign governments; (6) the willingness of customers to travel; (7) difficulties in integrating the operations of the two airlines; (8) the impact of labor relations; and (9) fluctuations in foreign currency exchange rates.  Other factors include the possibility that the merger does not close, including due to the failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Delta’s and Northwest’s most recently filed Forms 10-K and 10-Q.  All subsequent written and oral forward-looking statements concerning Delta, Northwest, the merger, the related transactions  or other matters and attributable to Delta or Northwest or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Delta and Northwest do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this news release.

# # #